Exhibit 99.1

Contact:	Mike Cockrell
Treasurer, Chief Financial Officer
& Chief Legal Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2021

LAUREL, Miss. (February 25, 2021) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2021.

Net sales for the first quarter of fiscal 2021 were $909.3 million compared with $823.1 million for the same period a year ago. The Company reported net income of $9.5 million, or $0.42 per share, for the quarter compared with a net loss of $38.6 million, or $1.76 per share, for the first quarter of fiscal 2020.

“Our results for the first quarter of fiscal 2021 reflect continuing challenges presented by the COVID-19 pandemic and higher feed grain prices, but we ended the quarter on a strong note amidst encouraging end-market trends and remain optimistic about the future,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While market prices for boneless breast meat produced at our plants that process larger birds for food service customers remained under pressure during the first two months of the quarter, we saw more favorable trends in January and February. Retail demand remains strong and, as a result of both improved pricing and product mix, average prices for tray pack products sold to retail grocery store customers were higher when compared with the same period a year ago, and prices continue to reflect a good supply and demand balance in that market. Demand and prices for jumbo wings strengthened seasonally during the quarter, and market prices averaged above last year’s first quarter.

“Our employees are our most important asset, and our operations have continued to run efficiently and safely despite the ongoing challenges created by the COVID-19 pandemic thanks to their heroic efforts. Our employees have allowed us to continue to produce and deliver poultry products to our customers and contribute to a stable food supply.

“In addition to the challenges created by the COVID-19 pandemic, our employees, managers, contractors and independent contract poultry producers in Texas, Louisiana, and Mississippi have navigated an historic weather event over the past two weeks. Because of the record low temperatures, power failures, snow and ice, and hazardous road conditions, we were unable to operate our processing plants, deliver day old chicks to broiler farms on our regular schedule, pick up hatching eggs from breeder farms and place those eggs in our hatcheries, or manufacture and deliver chicken feed to the farms of our independent contract poultry producers. Fortunately, none of our facilities were damaged, our employees remained safe, and we returned to normal operations at all our facilities on February 22, 2021, except the Hazlehurst, Mississippi, processing plant, which resumed normal operations on February 23, 2021. However, our live production supply chain experienced interruptions and losses similar to a hurricane. We lost 455,000 broilers in houses that lost power, water or feed, or had roofs collapse under the weight of snow and ice. We were forced to humanely euthanize 545,000 chicks in our Texas hatcheries

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Sanderson Farms Reports Results for First Quarter Fiscal 2021

February 25, 2021

and were unable to pick up and place 703,000 hatching eggs in our hatcheries. We deeply regret the losses incurred due to extraordinary circumstances beyond our control or our independent contract poultry producers’ control.

“As a result of these interruptions, we will have approximately 1.6 million fewer chickens to process at our Mississippi, Louisiana, and Texas processing plants over the next ten weeks. These losses represent just under one percent of the head we expected to process during our second fiscal quarter. In addition, breeder and broiler chickens exposed to extreme temperatures typically suffer some performance losses over their lives. While the Company is insured for these catastrophic events, it retains $2.75 million of the risk and is subject to a seven-day deductible under its business interruption coverage. We will work with our insurance partners over the next few months to quantify these losses. Our primary focus as we managed through this weather event was to ensure the safety of our employees, contractors and independent contract producers, and the health and wellbeing of the animals under our care. I am grateful for everyone associated with Sanderson Farms for their resourcefulness and sheer determination. Working with our public utility and fuel suppliers, local authorities and emergency management authorities, our employees and contract poultry producers enabled the Company to mitigate what could have been a much more significant impact on our operations and the animals under our care.”

Overall market prices for poultry products were higher during the first quarter of fiscal 2021 compared with the same period last year. Compared with the first quarter of fiscal 2020, the average realized prices of the Company’s retail tray pack products were approximately 3.1 percent higher, boneless breast meat quoted market prices were approximately 10.5 percent higher, tender quoted market prices increased by approximately 27.4 percent, and jumbo wing quoted market prices were higher by 34.3 percent. Quoted market prices for bulk leg quarters were approximately 26.4 percent lower during the first quarter of fiscal 2021 compared with the same period last year. The Company’s average feed cost per pound of poultry products processed was higher by 1.3 percent compared with the first quarter of fiscal 2020, and prices paid during the first quarter of fiscal 2021 for corn and soybean meal, the Company’s primary feed ingredients, increased 8.9 percent and 27.5 percent, respectively, compared with the first quarter of fiscal 2020.

“Both corn and soybean balance tables reflect very tight supplies heading into the 2021 planting season,” added Sanderson. “Since May 2020, the USDA has lowered its estimate of ending corn stocks for the current crop year by 1.8 billion bushels, and its current estimate stands at 1.5 billion bushels, compared to a ten-year average of 1.6 billion bushels. The USDA’s February estimate of ending soybean stocks also moved lower to a seven-year low of 120 million bushels. Market prices for both grains have moved significantly higher since August. Had we priced all of our grain needs for fiscal 2021 at yesterday’s Chicago Board of Trade futures contract prices, cash paid for feed grains during fiscal 2021 on fiscal 2020 volumes would be $325.4 million higher than during fiscal 2020.

“We remain optimistic about poultry markets in 2021 for many reasons. Market prices for boneless breast meat produced for food service customers moved significantly higher during January and February, and we believe this is partly due to improved demand from quick serve food service customers who are promoting new chicken products. Market prices for chicken wings and tenders also improved, as those products are favored by food service customers with significant pick-up and delivery sales. We are optimistic that demand from food service customers will improve further once the COVID-19 vaccines are more widely distributed and consumers are more comfortable dining in restaurants. We also expect to see continued favorable demand from our retail grocery store customers as U.S. consumers continue to prepare more meals at home. With respect to the export markets, demand from customers in our traditional export markets has improved since December as a result, we believe, of higher crude oil prices, improved liquidity and favorable currency valuations. This improved demand environment is reflected in higher market prices for dark meat.”

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Sanderson Farms Reports Results for First Quarter Fiscal 2021

February 25, 2021

Sanderson concluded, “We believe we can continue to generate significant value for shareholders and other stakeholders by executing our organic growth strategy and being prudent with respect to capital allocation and other opportunities. We are continuing to evaluate the site for our next new poultry complex, and are confident in the opportunities created by our expanded facility footprint.”

Sanderson Farms will hold a conference call to discuss this press release today, February 25, 2021, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days. Those who would like to participate in the call can do so by dialing 833-685-0982 (ask to be joined into the Sanderson Farms, Inc. call).

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2020, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

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Sanderson Farms Reports Results for First Quarter Fiscal 2021

February 25, 2021

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

(15) Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent us from running some of our facilities at full capacity, or could in the future cause facility closures; an inability of our contract growers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for our products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future growth plans, future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors and other industry conditions.

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Sanderson Farms Reports Results for First Quarter Fiscal 2021

February 25, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2021	2020
Net sales	$909,306	$823,078
Cost and expenses:
Cost of sales	839,322	823,524
Selling, general and administrative	56,599	49,485

	895,921	873,009

Operating income (loss)	13,385	(49,931)
Other income (expense)
Interest expense	(638)	(1,188)
Other	3	2

	(635)	(1,186)

Income (loss) before income taxes	12,750	(51,117)
Income tax expense (benefit)	3,272	(12,541)

Net income (loss)	$9,478	$(38,576)

Earnings (loss) per share:
Basic	$0.42	$(1.76)

Diluted	$0.42	$(1.76)

Dividends per share	$0.44	$0.32

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Sanderson Farms Reports Results for First Quarter Fiscal 2021

February 25, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2021	October 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$50,090	$49,061
Accounts receivable, net	167,711	147,546
Inventories	325,672	290,007
Refundable income taxes	31,901	33,977
Prepaid expenses and other current assets	61,735	57,544

Total current assets	637,109	578,135
Property, plant and equipment, net	1,223,169	1,224,746
Right-of-use assets	36,894	40,785
Other assets	5,092	5,365

Total assets	$1,902,264	$1,849,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$131,332	$111,463
Dividends payable	9,823	—
Accrued expenses	94,277	98,663
Lease liabilities	14,253	13,981

Total current liabilities	249,685	224,107
Long-term debt	55,000	25,000
Claims payable and other liabilities	12,615	12,175
Deferred income taxes	142,841	141,672
Long-term lease liabilities	22,641	26,804
Commitments and contingencies
Stockholders’ equity:
Common stock	22,326	22,251
Paid-in capital	90,900	90,420
Retained earnings	1,306,256	1,306,602

Total stockholders’ equity	1,419,482	1,419,273

Total liabilities and stockholders’ equity	$1,902,264	$1,849,031

(1)

The Condensed Consolidated Balance Sheet at October 31, 2020, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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